Exhibit 99.1

DAVID H. MURDOCK
10900 Wilshire Boulevard. Suite 1600
Los Angeles, California 90024
(310) 209-3816
FAX: (310) 208-8295

Contact: Scott A. Griswold

David H. Murdock Makes Cash Offer to Acquire All Outstanding Shares of
Dole Food Company, Inc. for $29.50 Per Share

     LOS ANGELES, CA — September 22, 2002 — David H. Murdock today announced that he has made an offer to acquire 76% of the outstanding shares of common stock of Dole Food Company, Inc. (NYSE: DOL) not already owned by him or his family for $29.50 per share in cash, plus the assumption of the Company’s debt and other obligations. The per share consideration offered places the total enterprise value of the transaction, which includes the assumption of debt, at approximately $2.5 billion.

     The offer, which was made today to the Board of Directors of Dole Food Company, Inc., represents a 20.5% premium over the closing price on Friday, September 20, 2002 of $24.49 per share.

     The offer contemplates the negotiation and execution of a binding agreement prior to November 6, 2002, which contains customary terms and conditions for transactions of this type. Mr. Murdock has engaged Deutsche Bank to advise on the transaction and has received a “highly confident” letter from Deutsche Bank with respect to the financing for the proposed transaction that, together with additional funding Mr. Murdock is prepared to commit, is sufficient to consummate the transaction.

     David H. Murdock is the Chairman of the Board, Chief Executive Officer and the largest stockholder of Dole Food Company, Inc. and controls, together with members of the Murdock family, approximately 24% of the total number of outstanding shares.

A MERGER OR TENDER OFFER FOR THE OUTSTANDING SHARES OF DOLE FOOD COMPANY, INC., COMMON STOCK HAS NOT YET COMMENCED. IF A MERGER OR TENDER OFFER COMMENCES, EACH SECURITY HOLDER OF DOLE FOOD COMPANY, INC. SHOULD READ THE PROXY STATEMENT OR TENDER OFFER STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER OR TENDER OFFER. ONCE A FILING IS MADE, SECURITY HOLDERS OF DOLE FOOD COMPANY, INC. CAN OBTAIN THE PROXY STATEMENT OR TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE SECURITIES EXCHANGE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV. SECURITY HOLDERS OF DOLE FOOD COMPANY, INC. MAY ALSO OBTAIN COPIES OF THE PROXY STATEMENT OR TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR FREE BY CONTACTING DAVID H. MURDOCK WHEN THE DOCUMENTS BECOME AVAILABLE.

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